Exhibit 99.1

                Antigenics Reports Second Quarter 2004
               Financial Results and Recent Highlights

    Business Editors/Health/Medical Writers
    BIOWIRE2K

    NEW YORK--(BUSINESS WIRE)--July 22, 2004--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended June 30, 2004. The company incurred a net loss attributable to common stockholders of $3.3 million, or $0.07 per share, basic and diluted, for the second quarter of 2004. This is compared with a net loss attributable to common stockholders in the second quarter of 2003 of $16.6 million, or $0.42 per share, basic and diluted. Research and development costs were $10.9 million in the second quarter of 2004, compared with $11.8 million for the same period in 2003. The reduced net loss in the quarter ended June 30, 2004, reflects the recognized gain of $14 million from the sale of the company's manufacturing rights for feline leukemia virus vaccine. In accordance with accounting principles generally accepted in the United States, this business has been accounted for as a discontinued operation in the condensed consolidated statements of operations data presented below in both the current and prior periods. For the quarter ended June 30, 2004, the company incurred a loss from continuing operations of $17.0 million or $0.38 per share, basic and diluted. This is compared with a loss from continuing operations in the second quarter of 2003 of $16.8 million or $0.43 per share, basic and diluted. Cash, cash equivalents and short-term investments equaled $117.5 million on June 30, 2004.
    "We continue with our steady progress towards completion of our Phase 3 trials, as well as a number of very important precommercialization activities," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "In addition, we have made important advancements in our next-generation Oncophage technology, which has the potential to significantly expand the types of cancers we address."

    Recent Highlights

    -- At the 40th annual meeting of the American Society of Clinical Oncology (ASCO), findings from two clinical trials of Oncophage(R) (HSPPC-96) were presented. Investigators from the Istituto Nazionale Tumori in Milan, Italy, presented findings from a Phase 2 trial of Oncophage as part of combination treatment for metastatic melanoma. In addition, demographic data were published from the company's Phase 3 trial of Oncophage in renal cell carcinoma.

    -- A Type A Meeting was held with the medical review team of the US Food and Drug Administration (FDA) to discuss the Oncophage product registration strategy for renal cell carcinoma. The agency expressed agreement with the proposed registration plan as presented by Antigenics.

    -- In advance of filing an investigational new drug (IND) application for AG-707 for genital herpes, a pre-IND meeting was held with the FDA. We expect to submit an IND in the next several months and commence enrollment shortly thereafter.

    -- Significant progress has been made in the development of the next-generation Oncophage program. Antigenics has developed a method to increase the yield using a new process. This technology, when implemented, will result in a substantial increase in yields of autologous product, allowing for much smaller tumor samples to be processed for manufacturing of vaccine.

    -- A new Aroplatin(TM) formulation has been identified that will offer increased product stability, activity and scalability for commercialization. Preclinical testing will conclude later this year, allowing for further clinical development to commence.

    --  In June, Peter Thornton was appointed as Chief Financial
        Officer and Senior Vice President.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 8680871. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on August 5, 2004. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 8680871. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is working to develop personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase 2 development; Aroplatin, a Phase 2 liposomal chemotherapeutic; and AG-702/AG-707, a Phase 1 genital herpes program. For more information about Antigenics, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding our ability to develop a next-generation Oncophage; that a next-generation Oncophage will expand the types of cancer we are able to address; potential commercialization of Oncophage; and future clinical development of Oncophage. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Risks and uncertainties relating to commercialization of Oncophage include, among others, the results from ongoing Phase 3 clinical trials; the need for and extent of additional clinical trials; the need to resolve product characterization issues; whether any regulatory agencies will consider the ongoing Phase 3 clinical trials pivotal for purposes of product registration; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Risks and uncertainties regarding development of next-generation Oncophage and other product candidates include the ability to demonstrate that the product candidates are safe, effective and well characterized; to manufacture the product candidates; to enroll sufficient patients in clinical trials; and to obtain regulatory approvals. Please see the disclosure under the heading "Factors That May Impact Future Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Antigenics Annual Report on Form 10-Q for the quarter ended March 31, 2004, for a more complete discussion of these and other risk factors. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                            Three months ended     Six months ended
                                  June 30,              June 30,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenue                     $    187   $     33   $    296   $    928

Operating expenses:
 Research and development     10,879     11,757     21,825     21,878
 General and administrative    6,576      5,351     12,121      9,954

                           ---------- ---------- ---------- ----------

Operating loss               (17,268)   (17,075)   (33,650)   (30,904)

 Other income, net               225        317        377        651

                           ---------- ---------- ---------- ----------
Loss from continuing
 operations                  (17,043)   (16,758)   (33,273)   (30,253)

 Income from discontinued
  operations (including gain
  on disposal of $14 million
  in 2004)                    13,960        139     13,034        143
                           ---------- ---------- ---------- ----------
Net Loss                      (3,083)   (16,619)   (20,239)   (30,110)

 Dividends on Series A
  Convertible Preferred
   Stock                        (198)         -       (395)         -
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common stockholders        $ (3,281) $ (16,619)  $(20,634)  $(30,110)
                           ========== ========== ========== ==========

Per common share data:
 Loss from continuing
  operations, basic and
  diluted                   $  (0.38) $   (0.43)  $  (0.76)  $  (0.79)
 Net loss attributable to
  common stockholders,
  basic and diluted         $  (0.07) $   (0.42)  $  (0.47)  $  (0.78)
 Weighted average number of
  common shares outstanding,
  basic and diluted           45,068     39,385     43,923     38,485


                    Consolidated Balance Sheet data
                            (in thousands)
                              (unaudited)

                            June 30,   Dec. 31,
                              2004       2003
                           ---------- ----------

Cash, cash equivalents and
 short-term investments     $117,483   $ 89,478
Total assets                 167,830    140,080
Total stockholders' equity   139,185    105,246



    CONTACT: Antigenics Inc.
             Investor Relations
             Jack Howarth, 212-994-8244
             jhowarth@antigenics.com
              or
             Corporate Communications
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com